Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA Regains NASDAQ Listing Compliance

Broomfield, CO, May 13, 2010 – ARCA biopharma, Inc. (NASDAQ: ABIO), a biopharmaceutical company developing genetically targeted therapies for heart failure and other cardiovascular disease, today announced that it received notification from the NASDAQ Stock Market that the Company has demonstrated compliance with the minimum stockholders’ equity requirement for the NASDAQ Global Market set forth in Listing Rule 5450(b)(1)(A) and that ARCA is in compliance with all applicable requirements for continued listing on the NASDAQ Global Market.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically targeted therapies for heart failure and other cardiovascular disease. The Company’s lead product candidate, bucindolol hydrochloride, is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to bucindolol, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for bucindolol. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. These factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2009, the Company’s quarterly report on Form 10-Q for the period ended March 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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